                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                             Securities Act of 1934

Date of Report (Date of earliest event reported):  June 25, 1998


                             BOSTON CHICKEN, INC.
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            (Exact name of registrant as specified in this charter)


Delaware                        0-22802                        36-3904053
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(State or other                 (Commission                    (IRS Employer
jurisdiction of                   File No.)                 Identification No.)
incorporation)


     14123 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086
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                   (Address of principal executive offices)


                                (303) 278-9500
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              (Registrant's telephone number, including area code)


                                Not applicable
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         (Former name or former address, if changes since last report)

Item 5.  Other Events.

     On June 25, 1998, Boston Chicken, Inc. ("Boston Chicken"), in connection with its previously announced proposal to acquire BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), funds that hold equity interests in 11 of Boston Chicken's 13 area developers, mailed Supplement No. 2 to Boston Chicken's Joint Information Statement/Offering Memorandum relating to such acquisition, which supplement includes, among other things, certain information relating to (i) the status of Boston Chicken's negotiations with the agent banks under its senior credit facilities and its intention to attempt to refinance and restructure its existing senior and publicly traded convertible subordinated debt, and (ii) comments that have been received, and are expected to be received, from the Securities and Exchange Commission regarding certain filings by Boston Chicken. Such information is set forth below.

Senior Credit Facilities

     Boston Chicken is currently negotiating the terms of a credit facility with the Bank of America National Trust and Savings Association ("BA") as agent and participant under Boston Chicken's $85 million 1996 revolving line of credit (the "1996 Revolver Facility") and with General Electric Capital Corporation ("GECC") as agent and a participant under its 1996 Master Lease Agreement (the "1996 Master Lease Facility," and together with the 1996 Revolver Facility and the Amended and Restated Facilities Agreement related thereto, the "1996 Credit Facility"), pursuant to which Boston Chicken anticipates that such senior lenders and certain other participants in the 1996 Credit Facility would extend to Boston Chicken an approximately $37 million revolving line of credit expected to mature in late October 1998 (the "1998 Liquidity Facility"). The proposed 1998 Liquidity Facility, together with certain deferral agreements with respect to existing obligations contemplated in connection with the Facility, is designed to address Boston Chicken's budgeted cash requirements through the maturity date of such Facility.

     It is anticipated that the 1998 Liquidity Facility would be structured as a new tranche under the 1996 Revolver Facility, but would be conditioned upon (i) the consent of existing lenders and lessors under the 1996 Credit Facility (the "1996 Lenders") and the existing lessors under the Company's 1995 Master Lease Agreement (the "1995 Master Lease") to extend the maturity of certain principal payments thereunder and to certain cross-collateral and other arrangements with the 1996 Credit Facility, 1995 Master Lease and 1998 Liquidity Facility; and
(ii) the consummation of the Merger and conversion of loans to 10 of the 11 financed area developers in which BCEF and Market Partners have preferred equity investments.

     Under the 1998 Liquidity Facility, it is anticipated that the lenders under such Facility and the lenders under the 1996 Credit Facility would forebear from enforcement of financial covenants, including the per store average weekly net revenue requirement of at least $18,000 for the second quarter of 1998, in the current 1996 Credit Facility, although it is anticipated that a new systemwide EBITDAL (generally defined as earnings before income taxes, depreciation and amortization expenses and financing expenses, subject to certain exceptions and adjustments to be negotiated) covenant, as well as certain other covenants with respect to expense levels to be negotiated, would be included at levels designed to accommodate Boston Chicken's internally budgeted performance levels during the term of the 1998 Liquidity Facility. In addition, it is anticipated that the 1998 Liquidity Facility would not be subject to an incurrence test and the existing per store average weekly net revenue covenant, unlike the 1996 Revolver Facility.

     In connection with the 1998 Liquidity Facility, it is anticipated that Boston Chicken would agree that all of its obligations under the 1996 Credit Facility and 1995 Master Lease (which, as of May 31, 1998, aggregated $272.8 million) would also mature and become due and payable in late October 1998, concurrently with the maturity of the 1998 Liquidity Facility. Prior to that time, it is anticipated that Boston Chicken would attempt to refinance and restructure the 1998 Liquidity Facility, 1996 Credit Facility, 1995 Master Lease and its outstanding publicly traded convertible subordinated debt and to raise additional debt and/or equity financing, although there can be no assurance of the success of such efforts. Although Boston Chicken is currently engaged in discussions with investment banking firms, one of which will be retained to assist it as its financial adviser in such efforts, no specific refinancing or restructuring proposals have been formulated by Boston Chicken as of the date hereof. Any such refinancing, restructuring or additional financing may entail significant equity dilution to the holders of Boston Chicken's common stock at that time.

     There can be no assurance that Boston Chicken will be successful in (i) obtaining all of the required approvals of the 1996 Lenders or the lenders under the 1995 Master Lease or (ii) negotiating and executing the definitive documentation required for the 1998 Liquidity Facility. Boston Chicken is required under the terms of the 1995 Master Lease and 1996 Master Lease Facility to make aggregate payments of $10.7 million on July 15, 1998. As previously disclosed, since June 3, 1998, Boston Chicken has not been permitted to access the 1996 Revolver Facility as a result of limitations imposed by the debt incurrence test existing under the 1996 Revolver Facility. If Boston Chicken is unsuccessful in obtaining the 1998 Liquidity Facility, Boston Chicken may not have other sources of capital available to it sufficient to make the July 15, 1998 payments and, if such payments are not made, the 1995 Master Lease and the 1996 Credit Facility can be immediately accelerated. Even if Boston Chicken is able to make the July 15, 1998 payments, if Boston Chicken has not obtained the 1998 Liquidity Facility and/or an agreement from the 1996 Lenders to forebear from enforcing the financial covenants of the 1996 Credit Facility, it is probable, as previously disclosed, that Boston Chicken would fail to be in compliance with the per store average weekly net revenue financial covenant in the 1996 Credit Facility requiring average weekly net revenues of at least $18,000 for the second quarter ending July 12, 1998. Boston Chicken must deliver to its lenders under the facilities agreement governing the 1996 Credit Facility evidence of compliance with such covenant not later than August 26, 1998. In the event Boston Chicken is in violation of the facilities agreement, upon action of the required number of lenders, the outstanding principal balances under the 1996 Credit Facility, which in the aggregate totaled approximately $213.0 million as of May 31, 1998, may be accelerated. Any such acceleration would also permit lessors under the 1995 Master Lease (which lessors, as of May 31, 1998, held indebtedness of $59.8 million) and holders of subordinated debt of Boston Chicken (which holders, as of April 19, 1998, held indebtedness totaling
$619.3 million), to exercise their remedies, including acceleration of their debt. Such acceleration of Boston Chicken's indebtedness may also adversely affect Boston Chicken's relationship with its suppliers which could have a material adverse effect on Boston Chicken's business, financial condition and results of operations. In the event of any acceleration of senior debt of Boston Chicken or other attempted exercise of remedies by creditors under the 1995 Master Lease or the 1996 Credit Facility, Boston Chicken would likely be forced to seek protection under the federal bankruptcy laws.

Comments of SEC Staff

     On May 5, 1998, Boston Chicken received a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC Staff") containing comments of the SEC Staff regarding Boston Chicken's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "Form 10-K"), including certain portions thereof that were incorporated by reference from Boston Chicken's definitive proxy statement, dated April 13, 1998, as supplemented, for its 1998 Annual Meeting of Stockholders. On May 28, 1998, counsel to Boston Chicken submitted a letter to the SEC Staff responding to its comments, in which letter Boston Chicken has agreed to make additional disclosure in the Form 10-K. Boston Chicken believes such agreed additional disclosure does not represent a material change from its existing disclosure and so will include it in an amended Form 10-K to be filed by Boston Chicken at such time as Boston Chicken and the SEC Staff reach agreement with respect to all of the SEC Staff's comments. As of June 25, 1998, Boston Chicken had been informed by the SEC Staff that it would have additional comments in response to Boston Chicken's letter of May 28, 1998, as well as related comments on Boston Chicken's Quarterly Report on Form 10-Q for the quarterly period ended April 19, 1998 and Boston Chicken's Current Reports on Form 8-K dated May 19, 1998 and June 16, 1998 (collectively, with the Form 10-K, the "SEC Documents"). However, Boston Chicken has not yet received the formal comments from the SEC Staff. Boston Chicken intends to submit promptly a letter to the SEC Staff responding to any additional comments that are received by Boston Chicken.

     Boston Chicken believes that its disclosures in filings made by it with the SEC have been in compliance with applicable law and the rules of the SEC and, with respect to Boston Chicken's financial statements, such financial statements present fairly the financial position of Boston Chicken as of the dates shown and its results of operations and cash flows for the periods shown and such financial statements have been prepared in accordance with (i) generally accepted accounting principles applied on a consistent basis and (ii) Regulation S-X under the Securities Exchange Act of 1934. However, there can be no assurance that Boston Chicken's positions with respect to any comments made by the SEC Staff will be accepted. If such positions are not accepted, Boston Chicken may be required to amend the SEC Documents to provide additional disclosures or to modify or restate prior filings with the Securities and Exchange Commission.

     The comments made by the SEC Staff with respect to the SEC Documents may have a number of effects on Boston Chicken, including, for example: (i) until such comments are resolved with the SEC Staff, Boston Chicken will not be able to cause the shelf registration statement that is required to be filed with respect to the preferred stock and common stock of Boston Chicken to be issued to the holders of interests in BCEF and Market Partners to become effective;
(ii) until such comments are resolved with the SEC Staff, Boston Chicken may experience delays to other transactions involving Boston Chicken that are subject to review by the Securities and Exchange Commission, including any proposed restructuring of Boston Chicken's outstanding classes of publicly traded subordinated debt; and (iii) any material additional or restated disclosure may have an effect on the progress or outcome of the current securities class action litigation against Boston Chicken and certain other persons.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors described in Boston Chicken's Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from any future results or achievements. All forward-looking statements relating to the 1998 Liquidity Facility are subject to, among other things, (i) the consent of existing lenders and lessors under the 1996 Credit Facility and the existing lessors under the Company's 1995 Master Lease Agreement to extend the maturity of certain principal payments thereunder and to certain cross-collateral and other arrangements with the 1996 Credit Facility, 1995 Master Lease and 1998 Liquidity Facility; (ii) the consummation of the acquisition of BCEF and Market Partners and conversion of loans to 10 of the 11 financed area developers in which BCEF and Market Partners have preferred equity investments; and (iii) the negotiation and execution of definitive documentation. All forward-looking statements relating to Boston Chicken's attempt to refinance and restructure the 1998 Liquidity Facility, 1996 Credit Facility, 1995 Master Lease and its outstanding publicly traded convertible subordinated debt and to raise additional debt and/or equity financing are subject, among other things, to the formulation by Boston Chicken and its creditors of an acceptable refinancing and restructuring plan, the consent of all or some of such creditors to such plan, the availability to Boston Chicken of various refinancing alternatives, and market conditions generally.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 26, 1998

                                BOSTON CHICKEN, INC.


                                By: /s/ Lawrence E. White
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                                    Name:  Lawrence E. White
                                    Title: Chief Financial Officer